EXHIBIT 99.1

NATIONAL COAL CORP. ANNOUNCES ASSET SALES AGREEMENT

Knoxville, Tenn. – (April 12, 2010) – National Coal Corp. (Nasdaq: NCOC), a Central and Southern Appalachian coal producer, today announced that it has entered into an agreement to sell a portion of its assets located on the New River Tract in Eastern Tennessee for $10 million to Ranger Energy Investments, LLC, a company controlled by Jim Justice.  The purchase price is payable in cash and the assumption by Ranger Energy of approximately $6.0 million of accounts payable the Company owes to an affiliate of Ranger Energy.  Ranger Energy also has agreed to lease a portion of the Company’s coal reserves also located on the New River Tract and to purchase the Company’s coal inventory located at the Baldwin Preparation Plant.

In addition to our receipt of the purchase price for the assets, the Company also will receive from Ranger Energy the return of approximately $1.9 million in cash that was previously pledged to secure reclamation bonds and other liabilities associated with the New River Tract operation, and payment for coal inventories on the property at closing - which are expected to be minimal.  Also, the Company will receive from other vendors approximately $0.2 million in cash that was previously pledged to secure services.  Proceeds from the sale will be used to repay the $4.5 million balance due under the Company’s $5.0 million short-term revolving credit facility, which currently is in default.  Any remaining proceeds will be used to repay financing obligations for certain of the assets being sold and for other general corporate purposes.

The consummation of the sale is conditioned upon Ranger Energy’s purchase from Centaurus Energy Master Fund, LP of $30.3 million of the Company’s 10.5% senior secured notes due 2010 and the Company’s $5 million short-term revolving credit facility, among other customary closing conditions.  The transaction is expected to close before the end of April 2010.

Daniel A. Roling, President and CEO at National Coal Corp., explains that the sale begins to address the Company’s short-term liquidity needs. “With this transaction, we will be able to cure the default under our short-term revolving credit facility by paying off and terminating the facility.  The transaction also will allow us to pay approximately $6.0 million in accounts payable to our vendors, including an affiliate of Ranger Energy, most of whom extended us additional credit during the first quarter of 2010 after we experienced a reduction in cash flow following the suspension of coal purchases by our largest customer due to a force majeure event.”

“We will to continue to focus on ways to reduce our expenses and our outstanding debt, as this transaction does not completely solve all of our short-term liquidity issues.  We also are continuing to pursue strategic transactions that will allow us to repay our $42 million in public debt, which matures in December 2010,” continued Mr. Roling.

The assets being sold include the Baldwin preparation plant, the active underground mine number 5A, and the idled surface mine number 3, along with the associated permits and certain liabilities.  In addition, a coal contract associated with the facilities may be assigned to the buyer.  Also included in the transaction are the coal mineral rights on approximately 22,000 acres which will be leased to Ranger Energy for a royalty of 6% to 8% of applicable revenues.

Following this transaction, the Company’s continuing operations in Tennessee will include the coal mineral and mining rights to approximately 57,000 acres of land, along with mining complexes that include one active underground mine and one active surface mine.  In addition, National Coal will continue to own and operate one preparation plant and one unit train loading facility served by the Norfolk Southern Railroad.

8915 George Williams Rd.    Knoxville, TN 37923    865-690-6900 (phone)    865-691-9982 (fax)    www.nationalcoal.com

At December 31, 2009, the Company reported cash and cash equivalents of approximately $1.2 million and negative working capital of approximately $54.8 million. Included in working capital at December 31, 2009 is $45.0 million of principal amount of secured indebtedness that matures on December 15, 2010.

About National Coal Corp.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee. Currently, National Coal employs about 220 people. National Coal sells steam coal to electric utilities and industrial companies in the Southeastern United States.  For more information and to sign-up for instant news alerts visit www.nationalcoal.com.

Information About Forward Looking Statements

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance.  Examples of forward looking-statements include the Company’s efforts to address the deterioration in its financial position, including its efforts to sell assets.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to, the Company’s ability to satisfy the closing conditions and consummate the asset sale, and the risks more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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